2Q06 Conference Call Script

Monday, August 7, 2006

Good morning. Welcome to KMG America’s 2nd quarter 2006 conference call. I have with me this morning Scott DeLong our CFO, Jim Nelson, our General Counsel and Tom Sass who is charge of operations.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws. These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties. These risks are discussed in our second quarter Form 10-Q, to be issued tomorrow, and our Form 10-K for 2005. In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully. KMG America assumes no obligation to publicly update or revise any forward looking statements.

This morning KMG America released its second quarter earnings results of $.05 per share. We are not happy with the results which are below our internal forecast and lower than analysts’ expectations. The shortfall is attributed to higher than expected claims in Kanawha’s legacy blocks of business which couldn’t be offset by growth in margins in our new business. Fluctuating claims are fully expected in the life insurance industry but after several unusual items in the first quarter, it is disappointing to post another soft quarter. However, we continue to make good progress on the basics such as market acceptance, developing our brand, improving our products and most importantly producing sales. I have one last comment on claims and then Scott will discuss in more detail in a few minutes: There was no concentration of claims problems and there is no indication of a trend. Rather, it was a generally poor claims quarter in portions of the legacy businesses.

In our earnings release, we announced a change in KMG America’s full year earnings guidance. Given our first two quarters earnings performance, we believe it is unrealistic to expect to achieve the full year consensus estimate of $.35 per share.

As previously indicated, we currently have 21 sales representatives and we expect to remain at that approximate level until we can demonstrate adequate margins. Our belief is that we can best achieve acceptable margins with the existing group of high quality reps. We feel we’re making good progress with margins but clearly we’re being challenged as a new participant to a greater extent than originally anticipated. As our existing book of business builds, this will diminish as an issue.

Sales for the second quarter for our new distribution brings year to date totals to about $25 million with continued but reducing concentration in stop loss. Annualizing six months would put us below our original full year sales goal, but remember we have reduced our sales rep count and our overall expense level consistent with reduced sales levels.

Productivity per rep appears to be very acceptable. An easy way to think about productivity is that we have had the stop loss product available for 12 months, group life and disability in many states about 8 or 9 months and voluntary products for slightly over one year. Committed sales are those which are awarded but don’t yet have a policy issued. Actual issued sales from June 2005 through June 2006 plus committed sales total about $50 million. In other words since June 2005 we have sold about $50 million in actual and committed sales. We started 2006 with 17 reps. Productivity of about $3 million per rep is consistent with expectations.

We have good traction with our stop loss product and we’re doing well with voluntary products. Group sales are developing more slowly, but that should improve as we are now doing more integrated sales of all products on more cases. Additionally we believe there is some firming of stop loss pricing and voluntary margins appear to be good. We are focusing intently on integrated group sales as we approach the January 1 renewal date. Further, we are maintaining pricing discipline closing about 5-7% of available cases. We are attempting to find an appropriate balance between revenue and sales growth on one side and acceptable margins on the other.

Product development continues to progress. Our focus in 2006 has been to improve our voluntary offerings. We continue to add products such as voluntary whole life with riders that will be very attractive in the market. This not only broadens our product base but also positions KMG America better to facilitate cross selling of our integrated product strategy.

Now I’ll turn it to Scott.

Let me start by saying the 10Q should be filed tomorrow, and these conference call comments will be filed with the SEC later today.

Operating income was 5 cents per fully diluted share, or 3 cents below the analysts’ consensus estimate of 8 cents. As Ken mentioned, these results are also below our internal forecast, which was generally consistent with the analyst consensus. The shortfall is due to adverse claims experience for the quarter in the Acquired Business segment due to one large claim, and to a lesser extent to increased severity compared to the first quarter on open long term care claims. The impact from adverse claims is about 3 cents per share. Additionally, litigation expenses in the second quarter increased due to uneven legal activity from quarter-to-quarter. The 5 cents per share this quarter compares to 6 cents last quarter, and 3 cents in the second quarter last year, noting that stock option expense was not being charged against earnings last year.

Let me turn next to some detail about the results for the quarter. I’d like to start by separating the earnings contributed by the Kanawha legacy business from the operating losses from the new activity. The legacy business contributed 16 cents this quarter, compared to 16 cents last quarter and 15 cents in last year’s second quarter. Losses relating to the new activity were 11 cents this quarter, 10 cents last quarter, and 12 cents last year. The shortfall from expectations would likely be allocated 2 or 3 cents to the legacy business, and one cent to the new activity, for the reasons I cited above.

Next, I’d like to provide additional color on the second quarter, starting with the contribution of the larger employer activity targeted by our new sales channel. Sales for the quarter in the new channel were about $8 million of new annualized and issued premium, down from $16 million in the first quarter. This trend is consistent with normal seasonal patterns for group sales, which typically show light 2nd and 4th quarter sales compared to the first and third quarters. This seasonality is not the case for voluntary benefit payroll deduct sales, which tend to build throughout the year. And these voluntary benefit sales were up in the second quarter; both in the new larger employer sales channel, and in Kanawha’s legacy Specialty Worksite channel targeting smaller employers. To expand on this, voluntary benefit sales through the new channel reached $2.5 million, and were up 40% over the first quarter, making up about 30% of overall sales in this channel for the quarter, consistent with our target product mix. And we continue to see more and more multi-product sales being closed, which indicates we are making progress on our integrated product strategy. Product margins in the second quarter for this new activity were consistent with those in the first quarter, with the overall benefit ratio dropping 160 basis points to 66.1%, net after reinsurance, reflecting for the most part the increased percentage of voluntary products in the premium mix in Q2, where margins are better. As we’ve said before, margins in our stop loss and group business continue to be constrained because of both general market conditions currently, and the fact that we do not yet have an established book of business giving us a chance to incrementally improve margins at renewal. We just started to renew stop loss cases in the second quarter, with this activity picking up throughout the second half of the year, peaking late in the year as we process the 1/1/07 renewals.

The aggregate expense ratio was down this quarter to 49.7% from 50.6% last quarter, and 54.8% in the second quarter last year, even though option expense was not included in the measure in 2005. While overall expenses including amortization were up slightly this quarter, premium growth from the new activity is growing faster, and this should accelerate. This is a key measurement to follow, as it will make an important contribution to achieving our mid-teens ROE target. We have said that this ratio should be in the low 30s as we approach scale.

Next I have a few comments on the performance of the Kanawha legacy business. Premium income compared to last quarter was about flat after adjusting for a one-time return of premium last quarter following a mass cancellation of a policy form in Georgia. While we do expect the legacy worksite business to grow over time, much of the other legacy business is composed of closed blocks in slow decline, which will constrain overall premium growth there. The overall legacy benefit ratio increased 200 basis points in the second quarter to 82.2% from 80.2% in the first quarter. An improvement in the Worksite segment was more than offset by higher benefits ratios in the Senior and Acquired Business segments. A portion of the deterioration in the Senior segment ratio resulted from a policy reserve pattern stemming from uneven policy anniversaries quarter-to-quarter, but a portion was also due to increased severity – but not incidence -- in open long term care claims, thus reversing the improvement we saw in the first quarter. The higher benefit ratio in the Acquired Business segment was largely the result of a single very large claim that – while heavily reinsured -- had the added effect of temporarily accelerating VOBA amortization this quarter, resulting in a combined impact on earnings of about 2 cents per share.

I’d like to talk next about our new full year 2006 earnings guidance. Over half of the reduction follows from the earnings shortfalls in the first two quarters, which, depending on your starting point, could be 5 to 6 cents. Last quarter we said a portion of that shortfall could be reversed back into earnings, which is still quite possible, but it may not come before the end of this year. The earnings shortfall this quarter, temporary in nature we believe, is not going to flow back into earnings later this year unless we have better than expected claims experience in the second half, which of course is possible but not something we will plan on.

The balance of the lowered guidance results from the margin compression issue we have discussed all year. While we price each group and stop loss quote to achieve a positive margin after expected claims, commissions and sales tax, it is currently less per dollar of premium than what we think “normalized” margins will be, particularly on stop loss. Reinsurance costs on stop loss further reduce the margin on those product sales– both in terms of percentage of premium and dollar amount. Our pricing discipline and market conditions have resulted in lower close ratios and fewer sold cases so far this year, although all things considered, we feel our sales results have been good. Since there is a significant fixed cost associated with hiring new sales reps, we’ve slowed hiring activity until we demonstrate more conclusively the near-term margin opportunity. While the reduced target for new hires could modestly impact sales this year, there will also be an offset due to lower expenses. So while we have a good flow of sales in the pipeline – both committed and in process – the timing of sales could be a bit later in the year on average, which would mean a bit less earned premium growth this year. All these factors combine to produce a somewhat lowered expectation for new revenues and margin growth this year, and this accounts for the remainder of today’s earnings guidance reduction.

In closing, let me call attention to the reserve transfers that are highlighted in the press release and accompanying pro forma tables. It is very common following a material acquisition that a preliminary basis of purchase accounting adjustments will be used while the final actuarial analysis and detailed factor development is completed. Normally this work is completed within the first 12 months, and the results are smoothly integrated into the reported financial results without creating any apparent discontinuities at the time the conversion to final factors is implemented. In our case the complexity and scope of the work required 6 quarters to complete, and generally accepted accounting rules required that we book the entire one-time reserve difference into the current quarter with no adjustment to prior periods. And while there was no impact on total company earnings in either 2005 or the first six months of 2006, the switch to the final reserve system did cause earnings to be increased in the Senior segment and to a far lesser extent the legacy Worksite segment, with the offsetting reduction in the Acquired Business segment. While we are unable to provide an exact recalculation of the segment effects by calendar quarter, we have provided as supplemental pro forma disclosure in the press release tables what the approximate impact would have been, so as to provide a reasonable representation of what prior earnings by segment would have been to facilitate trend comparisons going forward. The primary impact is on policy reserves and benefit ratios, but we have also reallocated investment income by segment. We do not believe these new reserve factors will have a material effect on total company reported earnings over the next few years, and we have additional detailed analysis underway to confirm this. While the bulk of the final reserve work is now completed, there could be additional modest adjustments during the third quarter.

With that, I’ll turn it back to Ken for the Q&A session.

We’re ready to begin taking questions.

Close: While we aren’t satisfied with the quarterly earnings results, we continue to make good progress on the softer issues such as market acceptance and brand awareness, but more importantly on earnings and sales growth and efficiency measurements. The most important objective is to make progress year over year. It’s slower than expected but still good progress. We haven’t changed our opinion about the long term potential of KMG America and we remain very optimistic.

Thank you for joining us this morning.